Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2020

Tontitown, Arkansas, July 23, 2020...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported a net loss of $0.8 million, or diluted loss per share of $0.14, for the quarter ended June 30, 2020, and net loss of $2.1 million, or diluted loss per share of $0.37 for the six-month period then ended. These results compare to net income of $8.7 million, or diluted earnings per share of $1.45, and net income of $17.0 million, or diluted earnings per share of $2.84, respectively, for the three and six months ended June 30, 2019. Each of these periods included unrealized non-cash gains and losses associated with the Company’s investments in marketable equity securities. Excluding the impact of these items, adjusted (non-GAAP) net loss was $2.5 million, or adjusted (non-GAAP) diluted loss per share of $0.43 for the quarter ended June 30, 2020, and adjusted (non-GAAP) net income was $2.3 million, or adjusted (non-GAAP) diluted earnings per share of $0.40 for the six-month period then ended. This compares to adjusted (non-GAAP) net income of $9.2 million, or adjusted (non-GAAP) diluted earnings per share of $1.55, and adjusted (non-GAAP) net income of $15.1 million, or adjusted (non-GAAP) diluted earnings per share of $2.53, respectively, for the three and six months ended June 30, 2019, respectively.

Revenue, before fuel surcharge, decreased 23.7% to $85.8 million for the second quarter of 2020 compared to $112.4 million for the second quarter of 2019. Fuel surcharge revenue decreased 65.1% to $7.2 million for the second quarter of 2020 compared to $20.6 million for the second quarter of 2019. Total operating revenue decreased 30.1% to $93.0 million for the second quarter of 2020 compared to $133.0 million for the second quarter of 2019. Revenue, before fuel surcharge, decreased 11.3% to $197.6 million for the first six months of 2020 compared to $222.7 million for the first six months of 2019. Fuel surcharge revenue decreased 37.0% to $24.5 million for the first six months of 2020 compared to $39.0 million for the first six months of 2019. Total operating revenue decreased 15.1% to $222.1 million for the first six months of 2020 compared to $261.7 million for the first six months of 2019.

Allen W. West, Chief Financial Officer of the Company, commented, “Our second quarter results reflect the significant financial impact of the temporary winding down of operations by our three largest manufacturing customers in response to COVID-19, with April and May bearing the brunt of that impact with a combined operating loss of $4.6 million during those two months. We returned to more normalized levels of profitability during June as automotive manufacturing plants resumed production, but the return of automotive freight was too late for us to avoid reporting our first quarterly operating loss since the first quarter of 2013, excluding the fourth quarter of last year which reflected an operating loss due to a lawsuit settlement. Following two months of operating results above a 100% operating ratio, it was satisfying to see June operating results in the low-90s.

“Our automotive customers, representing approximately 45% of our pre-COVID revenues, were unable to provide a return to production date with any certainty, and after weeks of false-starts and with reduced confidence in projected return dates which continuously moved into the future, we were forced to aggressively redeploy our trucks to secure replacement revenue to keep our drivers engaged and intact. Replacement revenue, often from a depressed spot market, offered lower rates and required more empty miles between delivery and subsequent reloading. These factors contributed to reductions in rates and truck productivity while increasing uncompensated miles. An additional hurdle we faced throughout most of the quarter was that a significant portion of our trailer fleet was loaded with freight that we were unable to deliver due to various receivers being shut down due to COVID-19, essentially removing the trailer from our available pool.

“Revenue rebounded when automotive production facilities cautiously staged-in their reopening plans at the beginning of June. While all plants were not initially operating at full capacity, reopening allowed us to return to operating within our designed network, even if on a smaller scale. The reopening also meant that we could finally deliver product that had idled a large group of our trailers for weeks on end.

“Our Mexico service product also relies heavily on the automotive sector, and the number of border crossings suffered as a result of the automotive closings. While we did expand our cross-border customer base during the second quarter, this additional business did not emerge fast enough to fill the void of lost automotive revenues experienced earlier in the quarter. However, in conjunction with the return of automotive business, we expect that this expanded customer base will yield positive results in future periods by contributing to our growth goals in our cross-border business unit.

“Our Logistics Division, which had suffered margin losses during the first quarter this year, made a strong recovery late in the second quarter in both revenue and margin. April and May revenues declined dramatically compared to those periods one year earlier, while June revenues recovered and exceeded revenue and margin results generated in June of last year. We continue to believe that this division has great potential for growth in both its domestic and international operations.

“During April and May, with limited options to generate consistent replacement revenue, we intensified our focus on the cost side of the equation and began to implement various cost reduction strategies across all business units. There were very few cost categories left unaffected by this exercise with reductions achieved in both fixed and variable cost components throughout our Company. We, like many other businesses, were also forced to implement plans to furlough certain employees in some cases and to permanently reduce our workforce in others.

“We had ample liquidity throughout the second quarter and, at present, expect to continue to execute our pre-COVID capital expenditure plans which are designed to maintain fleet average age targets of 1.5 years for trucks and 3.5 years for trailers. We finished the second quarter of 2020 with draws of approximately $12.5 million against our $60 million credit facility and approximately $25.7 million in marketable equity securities holdings.

“During the first six months of 2020, we purchased 9,175 shares of our common stock and currently have authorization to purchase an additional 219,821 shares of our common stock under our existing plan.

“With the return of automotive production, the increase in general economic activity as we approached the end of the second quarter, and cost reductions recently implemented which have yet to be fully realized, we believe that we are well positioned for a strong recovery as the remainder of the year progresses.”

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted net income and adjusted diluted earnings per share. The Company defines adjusted net income and adjusted diluted earnings per share as GAAP net income and GAAP diluted earnings per share, respectively, excluding certain significant items, such as unrealized gains and losses on marketable equity securities, and any tax benefit associated with such items. Management believes that reporting adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, net income and diluted earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue, before fuel surcharge	$85,765	$112,352	$197,587	$222,696
Fuel surcharge	7,214	20,648	24,547	38,990
Operating Revenue	92,979	133,000	222,134	261,686

Operating expenses and costs:
Salaries, wages and benefits	27,576	30,603	60,374	61,667
Operating supplies and expenses	18,276	24,520	41,991	48,032
Rent and purchased transportation	30,360	43,353	73,287	87,907
Depreciation	14,237	13,614	28,532	26,801
Insurance and claims	2,515	4,061	2,557	8,175
Other	1,967	3,539	7,811	6,533
Loss (gain) on disposition of equipment	55	99	103	(327)
Total operating expenses and costs	94,986	119,789	214,655	238,788

Operating (loss) income	(2,007)	13,211	7,479	22,898

Non-operating income (expense)	2,961	(197)	(6,115)	3,275
Interest expense	(2,179)	(2,059)	(4,391)	(4,099)

(Loss) income before income taxes	(1,225)	10,955	(3,027)	22,074
Income tax (benefit) expense	(402)	2,301	(900)	5,119

Net (loss) income	$(823)	$8,654	$(2,127)	$16,955

Diluted (loss) earnings per share	$(0.14)	$1.45	$(0.37)	$2.84

Average shares outstanding – Diluted	5,766	5,949	5,756	5,962

	Quarter Ended June 30,		Six Months Ended June 30,
Truckload Operations	2020	2019	2020	2019

Total miles (in thousands)	43,916	54,414	98,002	108,606
Operating ratio (1)	103.95%	87.06%	96.14%	88.97%
Empty miles factor	11.80%	6.77%	9.56%	7.15%
Revenue per total mile, before fuel surcharge	$1.59	$1.71	$1.65	$1.68
Total loads	76,338	103,015	173,351	202,540
Revenue per truck per work day	$540	$703	$607	$702
Revenue per truck per week	$2,700	$3,515	$3,035	$3,510
Average company-driver trucks	1,562	1,520	1,573	1,489
Average owner operator trucks	462	545	504	563

Logistics Operations
Total revenue (in thousands)	$15,807	$19,485	$36,319	$39,817
Operating ratio	95.23%	93.87%	96.53%	93.13%

P.A.M. Transportation Services, Inc. and Subsidiaries Reconciliation of GAAP Measures to Non-GAAP Amounts Reconciliation of Net Income to Adjusted Net Income (unaudited)

	Quarter ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income (GAAP)	$(823)	$8,654	$(2,127)	$16,955

Adjustment to exclude (gain) loss recognized on marketable equity securities	(2,482)	737	6,323	(2,446)

Tax benefit (expense) of adjustment (2)	815	(154)	(1,880)	567

Adjusted net (loss) income (non-GAAP)	$(2,490)	$9,237	$2,316	$15,076

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Diluted Earnings Per Share to

Adjusted Diluted Earnings Per Share

(unaudited)

	Quarter ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Diluted (loss) earnings per share (GAAP)	$(0.14)	$1.45	$(0.37)	$2.84

Adjustment to exclude (gain) loss recognized on marketable equity securities	(0.43)	0.12	1.10	(0.41)

Tax benefit (expense) of adjustment (2)	0.14	(0.02)	(0.33)	0.10

Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.43)	$1.55	$0.40	$2.53

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.